UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2018

Eldorado Resorts, Inc.

(Exact Name of registrant as specified in its charter)

Nevada	001-36629	46-3657681
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 West Liberty Street, Suite 1150 Reno, Nevada	89501
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (775) 328-0100

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

INTRODUCTORY NOTE

As previously disclosed, on April 15, 2018, Eldorado Resorts, Inc. (the “Company”) entered into a Merger Agreement, dated as of April 15, 2018 (the “Merger Agreement”), by and between the Company, Tropicana Entertainment Inc., a Delaware corporation (“Tropicana”), Delta Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of the Company (“Merger Sub”), and GLP Capital, L.P., a Pennsylvania limited partnership that is the operating partnership of Gaming and Leisure Properties, Inc. (“GLP”), pursuant to which (i) GLP agreed to purchase substantially all of the real property assets owned by Tropicana, other than the MontBleu Casino Resort & Spa and the Tropicana Aruba Resort and Casino, for $1.21 billion pursuant to a Real Estate Purchase Agreement, dated as of April 15, 2018 (the “Real Estate Purchase Agreement”), by and between Tropicana and GLP and (ii) immediately following the consummation of the transactions contemplated by the Real Estate Purchase Agreement, Merger Sub agreed to merge with and into Tropicana, with Tropicana as the surviving entity (the “Merger”). In order for GLP to timely obtain the necessary regulatory approvals, the Real Estate Purchase Agreement was subsequently amended to provide for (i) the purchase of substantially all of the real property assets owned by Tropicana, other than the MontBleu Casino Resort & Spa, the Lumière Place Casino and Hotel (“Lumière Place”), and the Tropicana Aruba Resort and Casino, by GLP for $964 million and (ii) the purchase of the real property assets owned by Tropicana associated with Lumière Place by Tropicana St. Louis RE LLC, a Delaware limited liability company and a wholly owned subsidiary of the Company, for $246 million (the “Real Estate Sale” and, together with the Merger, the “Tropicana Transaction”). The Tropicana Transaction was consummated on October 1, 2018.

Item 1.01.           Entry into a Material Definitive Agreement

Master Lease

On October 1, 2018, subsequent to the consummation of the Tropicana Transaction, Tropicana and Tropicana Atlantic City Corp. (“Tropicana AC”), wholly-owned subsidiaries of the Company, entered into the Master Lease, dated as of October 1, 2018, by and among Tropicana and Tropicana AC (collectively, “Tenant”), and Tropicana AC Sub Corp. and GLP (collectively, “Landlord”) pursuant to which Tropicana leases from GLP the five real property assets operated by it prior to the consummation of the Tropicana Transaction other than the MontBleu Casino Resort & Spa and Lumière. Tropicana’s or Tenant’s obligations under the Master Lease are guaranteed by the Company’s subsidiaries that are operating the facilities leased under the Master Lease, or that own a gaming license, other license or other material asset necessary to operate any portion of the facilities. A default by Tropicana with regard to any facility will cause a default with regard to the entire portfolio.

Term and renewals

The Master Lease provides for the lease of land, buildings, structures and other improvements on the land (including barges and riverboats), easements and similar appurtenances to the land and improvements relating to the operation of the leased properties. The Master Lease provides for an initial term of fifteen years with no purchase option. At Tropicana’s option, the Master Lease may be extended for up to four five-year renewal terms beyond the initial fifteen-year term, on the same terms and conditions. If Tropicana elects to renew the term of the Master Lease, the renewal will be effective as to all, but not less than all, of the leased property then subject to the Master Lease. Tropicana does not have the ability to terminate its obligations under the Master Lease prior to its expiration without GLP’s consent. If the Master Lease is terminated prior to its expiration other than with GLP’s consent, Tropicana may be liable for damages and incur charges such as continued payment of rent through the end of the lease term and maintenance costs for the property.

Rental amounts and escalators

The Master Lease is commonly known as a triple net lease. Accordingly, in addition to rent, Tropicana is required to pay the following, among other things: (i) lease payments to the underlying ground lessor for properties that are subject to ground leases; (ii) facility maintenance costs; (iii) all insurance premiums for insurance with respect to the leased properties and the business conducted on the leased properties; (iv) taxes levied on or with respect to the leased properties (other than taxes on the income of the lessor); and (v) all utilities and other services necessary or appropriate for the leased properties and the business conducted on the leased properties. Under the Master Lease, the initial annual aggregate rent payable by Tropicana is $87.62 million. Tropicana is making the rent payment in monthly installments. The rent is comprised of “Base Rent” and “Percentage Rent” components which are described below.

Base rent

The base rent amount is the sum of:

• Building Base Rent: a fixed component equal to $60.9 million, subject to adjustment based on the actual revenue from the leased properties (and the MontBleu Casino and Resort) during the twelve months prior to the commencement of the Master Lease, during the first year of the Master Lease, and thereafter escalated annually by 2%, subject to a cap that would cause the preceding year’s adjusted revenue to rent ratio for the properties in the aggregate not to fall below 1.2:1 for the first five years of the Master Lease and 1.8:1 thereafter; plus

• Land Base Rent: an additional fixed component equal to $13.36 million, subject to adjustment in the event of the termination of the Master Lease with respect to any of the leased properties. Such adjustment is proportionate based on the actual revenue from such terminated leased property during the twelve months prior the commencement of the Master Lease as compared to the total revenues of all properties subject to the Master Lease over the same period.

Percentage rent

The Master Lease has a variable percentage rent component that is adjusted every two years based on the actual net revenues of the leased properties during the two-year period then ended. The initial variable rent percentage, which is fixed for the first two years, is $13.36 million per year. The actual percentage increase is based on actual performance and may change materially.

Maintenance and capital improvements

Tropicana is required to make all expenditures reasonably necessary to maintain the premises in good appearance, repair and condition. Tropicana owns and is required to maintain all personal property located at the leased properties in good repair and condition as is necessary to operate all the premises in compliance with applicable legal, insurance and licensing requirements. Without limiting the foregoing, Tropicana is required to spend an amount equal to at least 1% of its actual net revenue each calendar year on installation or maintenance, restoration and repair of items that are capitalized in accordance with GAAP as of October 1, 2018, with a life of not less than three years.

Tropicana is permitted to make capital improvements without GLP’s consent only if such capital improvements (i) are of equal or better quality than the existing improvements they are improving, altering or modifying, (ii) do not consist of adding new structures or enlarging existing structures and (iii) do not have an adverse effect on the structure of any existing improvements. All other capital improvements will require GLP’s review and approval, which approval shall not be unreasonably withheld.

Tropicana is required to provide copies of the plans and specifications in respect of all capital improvements, which shall be prepared in a high-grade professional manner and shall adequately demonstrate compliance with the foregoing with respect to permitted projects not requiring approval and shall be in such form as GLP may reasonably require for any other projects.

Tropicana is required to pay for all maintenance expenditures and capital improvements, provided that GLP will have a right of first offer to finance certain capital improvement projects. Tropicana is permitted to seek outside financing for such capital improvements during the six month period following GLP’s offer of financing. Whether or not capital improvements are financed by GLP, GLP is entitled to receive Percentage Rent based on the net revenues generated by the new improvements as described above and such capital improvements are subject to the terms of the Master Lease.

“Capital improvements” as used herein means any improvements, alterations or modifications other than ordinary maintenance of existing improvements, including, without limitation, capital improvements and structural alterations, modifications or improvements, one or more additional structures annexed to any facility or the expansion of existing improvements.

Use of the leased property

The Master Lease requires that Tropicana utilize the leased property solely for gaming and/or pari-mutuel use consistent, with respect to each facility, with its current use, or with prevailing gaming industry use at any time, together with all ancillary uses consistent with gaming use and operations, including hotels, restaurants, bars, etc. and such other uses as GLP may otherwise approve in its sole discretion. Tropicana is responsible for maintaining or causing to be maintained all licenses, certificates and permits necessary for the leased properties to comply with various gaming and other regulations.

Events of default

Under the Master Lease, an “Event of Default” is deemed to occur upon certain events, including: (i) the failure by Tropicana to pay rent or other amounts when due or within certain grace or cure periods of the due date, (ii) the failure by Tropicana to comply with the covenants set forth in the Master Lease when due or within any applicable cure period, (iii) certain events of bankruptcy or insolvency with respect to Tropicana or a guarantor, (iv) the occurrence of an event that causes, or permits the holders thereof to cause, any of Tropicana’s subsidiaries or any guarantor of the Master Lease’s material indebtedness to be due and payable prior to its stated maturity, (v) the occurrence of a default under any guaranty of the Master Lease that is not cured within a certain grace period, (vi) breaches of any of Tropicana’s representations or warranties in the Master Lease in a material manner which materially and adversely affects GLP, (vii) the occurrence of a default in respect of a loan secured by a leased property, which default is Tropicana’s responsibility, (viii) the occurrence of certain events of regulatory non-compliance which would reasonably be expected to have a material adverse effect on the operations at the leased property or Tropicana’s financial condition or (ix) the occurrence of an event of default in respect of the Lumière Loan (as hereinafter defined).

Remedies for an event of default

Upon an Event of Default under the Master Lease, GLP may, at its option, exercise the following remedies:

• terminate the Master Lease, repossess any leased property, relet any leased property to a third party and require Tropicana to pay GLP, as liquidated damages, the net present value of the rent for the balance of the term, discounted at the discount rate of the Federal Reserve Bank of New York at the time of award plus one percent (1%) and reducing such amount by the portion of the unpaid rent Tropicana proves could be reasonably avoided, plus any other amount necessary to compensate GLP for Tropicana’s failure to perform (or likely to result therefrom) in the ordinary course,

• with or without terminating the Master Lease, decline to terminate Tropicana’s right to possession of the leased property and require that it pays to GLP rent and other sums payable pursuant to the Master Lease with interest calculated at the overdue rate provided for in the Master Lease with GLP permitted to enforce any other provision of the Master Lease or terminate Tropicana’s right to possession of the leased property and seek any liquidated damages as set forth in clause (i) above, and/or

• seek any and all other rights and remedies available under law or in equity.

Landlord’s right to cure debt agreement

The Master Lease provides that any agreement with respect to the material debt of Tropicana or any guarantor under the Master Lease shall include a provision requiring the lenders under such agreement to provide GLP notice of any default by Tropicana or such guarantor, as applicable, under such agreement and provide GLP the opportunity to cure such default to the extent such default is curable by GLP.

Assignment and subletting

Except as noted below, the Master Lease provides that Tropicana may not assign or otherwise transfer any leased property or any portion of a leased property as a whole (or in substantial part), including by virtue of a change of control of Tropicana, without the consent of GLP, which may not be unreasonably withheld. GLP’s consent to an assignment of the Master Lease will not be required if (i) the proposed purchaser (a) is a creditworthy entity with sufficient financial stability to satisfy its obligations under the Master Lease, (b) agrees to assume the Master Lease without modification beyond that necessary to reflect the new party, (c) is licensed by each gaming authority with jurisdiction over one or more facilities covered by the Master Lease, (d) is solvent and (e) has, or retains a manager with, at least five years of experience operating one or more casinos with revenues in the immediately preceding fiscal year of at least $750 million in the aggregate and is not in the business of leasing properties to gaming operators, or has agreement(s) in place to retain 70% of Tropicana’s ten most highly compensated corporate employees and 80% of its facility employees with employment contracts, (ii) the adjusted revenues to rent ratio for each of the four calendar quarters immediately prior to the consummation of the proposed transaction is at least 1.4:1 (provided that this requirement shall not be in effect with respect to (x) a secured lender that is foreclosing, as well as with respect to such leasehold mortgagee’s effectuating thereafter an initial sale or (y) a change of control resulting from the acquisition by any person or group of 50% or more of Tropicana’s voting power), and (iii) the leverage to EBITDA ratio after giving effect to the proposed transaction and assumption of Tropicana’s obligations will be less than 8:1 or GLP receives a guaranty of Tropicana’s obligations from an entity with an investment grade rating from a nationally recognized rating agency (provided that this requirement shall not be in effect with respect to Tropicana becoming controlled by a secured lender that is foreclosing on a permitted pledge of Tropicana’s interests). In connection with certain assignments, the ultimate parent company of such assignee shall also execute a guaranty and shall be required to be solvent.

The Master Lease also provides that Tropicana may assign or otherwise transfer any leased property or a portion thereof to an affiliate subject to GLP’s reasonable approval of the transfer documents. Upon any such assignment or transfer to one of Tropicana’s affiliates, such affiliate shall guaranty Tropicana’s obligations under the Master Lease and Tropicana will not be released from obligations under the applicable Master Lease. In addition, the Master Lease allows Tropicana to sublease any space at any of the properties, subject in certain instances to GLP’s consent not to be unreasonably withheld as set forth in the Master Lease.

New opportunities

Tropicana and GLP generally are not be prohibited from developing, redeveloping, expanding, purchasing, building or operating facilities.

However, certain limitations apply within a sixty (60) mile radius of a facility that is subject to the Master Lease (the “Restricted Area”). Within the Restricted Area, Tropicana and GLP are subject to the following restrictions:

• Developing or building a new facility within the Restricted Area:

• Tropicana may develop or build a new facility only if it first offers GLP the opportunity to participate (by including the newly developed property in the Master Lease portfolio) on terms to be negotiated by the parties. If GLP declines, or if Tropicana and GLP cannot reach agreement on the terms, the annual Percentage Rent due from the affected existing facility subject to the Master Lease will thereafter (y) be subject to a floor which will be calculated based on the Percentage Rent that would have been paid for such facility if such Percentage Rent were adjusted based on net revenues for the calendar year immediately prior to the year in which the new facility is first opened to the public (the “Floor”) and (z) Percentage Rent will be subject to normal periodic adjustments provided that it may not be reduced below the Floor.

• GLP may not build or develop a new facility without Tropicana’s prior consent, which may be withheld in its sole discretion (but post-development sale-leasebacks or financings will be permitted without restriction).

• Expanding existing facilities within the Restricted Area:

• Tropicana must provide GLP with a right of first offer to finance any proposed expansion. Tropicana is permitted to seek outside financing for such capital improvements during the six month period following GLP’s offer of financing.

• GLP shall have the right to finance expansions by competitors but the Percentage Rent from the affected facilities will thereafter be calculated monthly, based on (i) how much each preceding monthly net revenues for the affected facility is greater (or is less) than 1/12th of the portion of the trailing twelve (12) months net revenues as of the month ending immediately prior to the execution of the Master Lease attributable to the affected facility (and thereafter no longer based on the trailing two-year period that would have been the case).

• Acquisition/refinance existing facilities within the Restricted Area:

• Tropicana may avail itself on the following terms of opportunities to purchase or operate an existing facility (whether built prior to or after the date of the Master Lease) within the Restricted Area. In addition, GLP may avail itself on the following terms of opportunities to purchase or refinance an existing facility (whether built prior to or after the date of the Master Lease) within the Restricted Area:

• Tropicana: The annual Percentage Rent due from the affected existing facility in the territory will thereafter (i) be subject to the Floor and (ii) be subject to normal periodic adjustments provided that it may not be reduced below the Floor.

• GLP: No restriction on the purchase or refinance of an existing gaming facility.

Gaming licenses/successor lessee provisions

Gaming licenses and all other assets necessary to operate the facilities that are subject to the Master Lease are held and maintained by Tropicana pursuant to the terms of the Master Lease. The transfer of Tropicana’s property at the end of the term of the Master Lease will (x) exclude tradenames and trademarks, but include all customer lists and all other facility specific information and assets, (y) be at their fair market value, and (z) be conditioned upon the successor tenant obtaining the gaming licenses or the approval of the applicable regulatory agencies of the transfer of the gaming licenses and any other gaming assets to the successor tenant and/or the issuance of new gaming licenses as required by applicable gaming regulations and the relevant regulatory agencies both with respect to operating and suitability criteria, as the case may be.

Lumière Loan

In connection with the purchase of the real estate related to Lumière Place, in order for GLP to timely obtain the necessary regulatory approvals for the Tropicana Transaction, (i) Tropicana St. Louis RE LLC (“Tropicana St. Louis RE”), a direct, wholly-owned subsidiary of the Company purchased the real property associated with Lumière Place (the “Lumière Real Property”) pursuant to an amendment of the Purchase and Sale Agreement and (ii) GLP, Tropicana St. Louis RE and the

Company entered into a Loan Agreement, dated as of October 1, 2018 (the “Lumière Loan”) that provides for a loan to Tropicana St. Louis RE of an aggregate of $246 million to fund the entire purchase price of the Lumière Real Property and a guaranty by the Company of the amounts owed by Tropicana St. Louis RE. The Lumière Loan bears interest at a rate equal to (i) 9.09% until the 1-year anniversary of the closing of the Tropicana Transaction and (ii) 9.27% until the 2-year anniversary of the closing of the Tropicana Transaction, and matures on the second anniversary of the consummation of the Tropicana Transaction, subject to three 1-year extensions that are exercisable under specified circumstances. The Lumière Loan is secured by a first priority mortgage on the Lumière Real Property until the first anniversary of the closing. In connection with the issuance of the Lumière Loan, the Company agreed to use its commercially reasonable efforts to transfer (x) the Grand Victoria Casino, Isle Casino Bettendorf, Isle Casino Hotel Waterloo, Isle of Capri Lula, Lady Luck Casino Vicksburg and Mountaineer Casino, Racetrack and Resort or (y) such other property or properties mutually acceptable to Tropicana St. Louis RE and GLP, provided that the aggregate value of such property, individually or collectively, is at least $246 million (the “Replacement Property”), to GLP with a simultaneous leaseback to the Company of such Replacement property (in each case with a value of at least $246 million, the “Replacement Property Sale”). In connection with such Replacement Property Sale, (i) the Company and GLP will enter into an amendment to the Master Lease to revise the economic terms to include the Replacement Property, (ii) GLP, or one of its affiliates, will assume the Lumière Loan and Tropicana St. Louis RE’s obligations under the Lumière Loan in consideration of the acquisition of the Replacement Property and the novation of Tropicana St. Louis RE from its obligations under the Lumière Loan, (iii) the Lumière Real Property will be released from the lien placed on it in connection with the Lumière Loan (if such lien has not yet been released in accordance with the terms of the Lumière Loan) and (iv) in the event the value of the Replacement Property is greater than the outstanding obligations of Tropicana St. Louis RE at the time of the Replacement Property Transaction (as defined below), GLP will pay Tropicana St. Louis RE the difference between (A) the value of the Replacement Property and (B) the amount of outstanding obligations under the Lumière Loan (the foregoing, together with the Replacement Property Sale, the “Replacement Property Transaction”).

Upon consummation of the Replacement Property Transaction, Tropicana St. Louis RE’s obligations under the Lumière Loan will be assumed by the lender under the Lumière Loan and will be deemed to have been satisfied. If the Replacement Property Transaction is not consummated at the maturity date, then the amounts outstanding will be paid in full and the rent under the Master Lease will automatically increase, subject to certain escalations. However, no increase in rent will occur if the Replacement Property Transaction was not consummated as a result of certain failures to perform by GLP. Under certain circumstances, after the maturity date, the Company and GLP will have an obligation to use commercially reasonable efforts to enter into a Replacement Property Transaction.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the Lumière Loan, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Supplemental Indentures

As previously announced, on September 20, 2018, Merger Sub issued $600 million aggregate principal amount of 6% Senior Notes due 2026 (the “2026 Notes”) pursuant to an indenture, dated as of September 20, 2018 (the “2026 Notes Indenture”), between Merger Sub and U.S. Bank National Association, as Trustee (the “Trustee”). On October 1, 2018, in connection with the Tropicana Transaction, the Company and certain subsidiaries of the Company, as guarantors (the “2026 Notes Guarantors”), and the Trustee executed a Supplemental Indenture, dated as of October 1, 2018 (the “2026 Notes Supplemental Indenture”), supplementing the 2026 Notes Indenture. Pursuant to the 2026 Notes Supplemental Indenture, (i) the Company assumed the obligations of Merger Sub under the 2026 Notes and the 2026 Notes Indenture and (ii) each of the 2026 Notes Guarantors agreed to become a guarantor of the Company’s obligations under the 2026 Notes and the 2026 Notes Indenture.

On October 1, 2018, in connection with the Tropicana Transaction, certain subsidiaries of the Company, as guarantors (the “2023 Notes Guarantors”), the Company and the Trustee executed a Seventh Supplemental Indenture, dated as of October 1, 2018 (the “2023 Notes Supplemental Indenture”), supplementing the Indenture dated as of July 23, 2015, as supplemented by that certain First Supplemental Indenture dated as of December 15, 2015, that certain Second Supplemental Indenture dated as of May 26, 2016, that certain Third Supplemental Indenture dated as of March 16, 2017, that certain Fourth Supplemental Indenture dated as of May 1, 2017, that certain Fifth Supplemental Indenture dated as of June 18, 2018 and that certain Sixth Supplemental Indenture dated as of August 7, 2018 (the “2023 Notes Indenture”), that was executed by such parties with respect to the Company’s 7% Senior Notes due 2023. Pursuant to the 2023 Notes Supplemental Indenture, each of the 2023 Notes Guarantors agreed to become a guarantor of the Company’s obligations under the 2023 Notes and the 2023 Notes Indenture.

On October 1, 2018, in connection with the Tropicana Transaction, the Company and certain subsidiaries of the Company, as guarantors (the “2025 Notes Guarantors”), and the Trustee executed a Fourth Supplemental Indenture, dated as of October 1, 2018 (the “2025 Notes Supplemental Indenture”), supplementing the Indenture dated as of March 29, 2017, as supplemented by that certain Supplemental Indenture dated as of May 1, 2017, that certain Second Supplemental Indenture dated as of June 18, 2018 and that certain Third Supplemental Indenture dated as of August 7, 2018 (the “2025 Notes Indenture”), that was executed by such parties with respect to the Company’s 6% Senior Notes due 2025. Pursuant to the 2025 Notes Supplemental Indenture, each of the 2025 Notes Guarantors agreed to become a guarantor of the Company’s obligations under the 2025 Notes and the 2025 Notes Indenture.

The foregoing descriptions do not purport to be complete and is qualified in its entirety by reference to (i) the 2026 Notes Supplemental Indenture, a copy of which is filed as Exhibit 4.2 hereto and is incorporated herein by reference (ii) the 2023 Notes Supplemental Indenture, a copy of which is filed as Exhibit 4.3 hereto and is incorporated herein by reference and (iii) the 2025 Notes Supplemental Indenture, a copy of which is filed as Exhibit 4.4 hereto and is incorporated herein by reference.

Amendment to Credit Agreement

On October 1, 2018, in connection with the Tropicana Transaction, the Company and certain subsidiaries of the Company, as guarantors, executed Amendment Agreement No. 3 to that certain Credit Agreement by and among JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”), and the lenders party thereto (the “Credit Agreement”), as amended by that certain Amendment Agreement No. 1, dated August 15, 2017 and that certain Amendment Agreement No. 2, dated June 6, 2018. Amendment No. 3 modifies the Credit Agreement to, among other things, (i) increase the aggregate amount of revolving credit commitments under the Credit Amendment to $500 million through the incurrence of $200,000,000 in new incremental revolving credit commitments, (ii) extend the revolving credit facility maturity date from April 17, 2022 to October 1, 2023 and (iii) join certain new revolving credit lenders as parties to the Credit Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to Amendment Agreement No. 3, a copy of which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Item 2.01.	Completion of Acquisition or Disposition of Assets

On October 1, 2018, the Tropicana Transaction was consummated, pursuant to which (i) GLP purchased substantially all of the real property assets owned by Tropicana, other than the MontBleu Casino Resort & Spa, Lumière Place and the Tropicana Aruba Resort and Casino, (ii) the Company purchased the real property assets owned by Tropicana associated with Lumière Place and (iii) immediately following the consummation of the Real Estate Sale, Merger Sub merged with and into Tropicana, with Tropicana as the surviving entity. Accordingly, as a result of the Merger and as of the effective time of the Merger (the “Effective Time”), Tropicana is a wholly-owned subsidiary of the Company.

At the Effective Time, each share of the common stock, par value $0.01 per share, of Tropicana (the “Shares”), issued and outstanding immediately prior to the Effective Time was cancelled and each such Share (other than Shares owned by the Company, Merger Sub or any of their respective subsidiaries or affiliates (other than Tropicana) or Shares owned by Tropicana or Tropicana’s subsidiaries) was converted into the right to receive $75.14 in cash, without interest, less any applicable withholding taxes.

The foregoing description of the Merger Agreement and the Merger is not complete and is qualified in its entirety by reference to the Merger Agreement filed as Exhibit 2.1 to the Company’s Form 8-K filed on April 16, 2018 and is incorporated herein in its entirety by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth under Item 1.01 above with respect to the Lumière Loan, 2026 Notes Supplemental Indenture, the 2023 Notes Supplemental Indenture and 2025 Notes Supplemental Indenture and the Amendment Agreement No. 3 is incorporated by reference herein.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 25, 2018, the board of directors (the “Board”) of the Company, approved a new executive management structure.

Effective January 1, 2019 (the “Transition Date”), Mr. Thomas Reeg, the Company’s current President and Chief Financial Officer, will assume the role of Chief Executive Officer of the Company, Mr. Gary L. Carano, the Company’s current Chairman of the Board and Chief Executive Officer will transition to the new role of Executive Chairman of the

Board and Mr. Anthony L. Carano will continue as the Company’s Chief Operating Officer and will assume the role of President. The Company has commenced a search for a Mr. Reeg’s replacement as the Company’s Chief Financial Officer.

In connection with the change in management structure, the Company entered into amendments (the “Amendments”) to the current amended and restated employment agreements between the Company and each of Messrs. Reeg, Gary L. Carano and Anthony L. Carano. The Amendments will be effective on January 1, 2019 and, in addition to reflecting each executive’s change in position, extends the term of the executives’ amended and restated employment agreements through January 1, 2022 and reflect corresponding changes in Messrs. Reeg and Anthony L. Carano’s compensation as follows: increases in base salaries (to $1,600,000 and $1,000,000, respectively), target bonus opportunities (to 150% and 125% of base salary, respectively) and long-term incentive opportunities (to 300% and 200% of base salary, respectively). Finally, Mr. Reeg’s Amendment will increase his “change in control” severance multiple to 2.99 (from 2.0) and increase the CIC COBRA Payment (as defined therein) to reflect 24 months of COBRA continuation premiums, rather than 18 months.

Gary L. Carano, 66, has served as the chairman of the Board and the Chief Executive Officer of the Company and its subsidiaries since September 2014. Previously, Mr. Gary L. Carano served as President and Chief Operating Officer of Eldorado Resorts LLC from 2004 to September 2014, and as President and Chief Operating Officer of Eldorado HoldCo LLC from 2009 to September 2014. Mr. Gary L. Carano served as the General Manager and Chief Executive Officer of the Silver Legacy Resort Casino from its opening in 1995 to September 2014. Mr. Gary L. Carano serves on the board of directors of Recreational Enterprises, Inc., a stockholder of the Company. Mr. Gary L. Carano has served on a number of charitable boards and foundations in the state of Nevada. Mr. Gary L. Carano holds a Bachelor’s degree in Business Administration from the University of Nevada, Reno. In May 2012, Silver Legacy filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Nevada. Silver Legacy emerged from its Chapter 11 reorganization proceedings in November 2012. Gary L. Carano is Anthony L. Carano’s father.

Thomas R. Reeg, 47, has served as a director of the Company since September 2014 and served as a member of Eldorado Resorts LLC’s board of managers from December 2007 to September 2014. Mr. Reeg was named Chief Financial Officer of the Company and its subsidiaries in March 2016 in addition to serving as President of the Company and its subsidiaries since September 2014 and served as Senior Vice President of Strategic Development for Eldorado Resorts LLC from January 2011 to September 2014. From September 2005 to November 2010, Mr. Reeg was a Senior Managing Director and founding partner of Newport Global Advisors L.P., which is an indirect stockholder of the Company. Mr. Reeg was a member of the executive committee of Silver Legacy (which is the governing body of Silver Legacy) from August 2011 through August 2014. Mr. Reeg was a member of the board of managers of NGA HoldCo, LLC, which is a stockholder of the Company, from 2007 through 2011 and served on the board of directors of Autocam Corporation from 2007 to 2010. Mr. Reeg serves on the board of directors of Recreational Enterprises, Inc., a stockholder of the Company. From 2002 to 2005 Mr. Reeg was a Managing Director and portfolio manager at AIG Global Investment Group (“AIG”), where he was responsible for co-management of the high-yield mutual fund portfolios. Prior to his role at AIG, Mr. Reeg was a senior high-yield research analyst covering various sectors, including the casino, lodging and leisure sectors, at Bank One Capital Markets. Mr. Reeg holds a Bachelor of Business Administration in Finance from the University of Notre Dame and is a Chartered Financial Analyst.

Anthony L. Carano, 36, served as our Executive Vice President, General Counsel and Secretary from September 2014 to August 2016. In August 2016, Mr. Anthony L. Carano was named Executive Vice President of Operations and in May 2017 he was named Executive Vice President and Chief Operating Officer. Prior to joining us, Mr. Anthony L. Carano was an attorney at the Nevada law firm of McDonald Carano Wilson, LLP, where his practice was devoted primarily to transactional, gaming and regulatory law. Mr. Anthony L. Carano holds a B.A. from the University of Nevada, his J.D. from the University of San Francisco, School of Law and his M.B.A. in Finance from the University of San Francisco, School of Business. Anthony L. Carano is Gary L. Carano’s son.

Item 7.01.	Regulation FD Disclosure

On October 1, 2018 the Company issued a press release announcing the transaction described in Item 2.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

The information contained in this Item 7.01, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any registration statement or other filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such filing.

Item 9.01.	Financial Statements and Exhibits

(a)    Financial statements of businesses acquired.

The audited consolidated balance sheets of Tropicana as of December 31, 2017 and 2016 and the audited consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows of Tropicana for the years ended December 31, 2017, 2016 and 2015 and the unaudited consolidated balance sheet of Tropicana as of June 30, 2018 and the unaudited consolidated statements of income, consolidated statements of shareholders’ equity and consolidated statements of cash flows of Tropicana for the six months ended June 30, 2018 and 2017 will be filed pursuant to an amendment to this Current Report on Form 8-K no later than 71 days following the date that this report is required to be filed.

(b)    Pro forma financial information.

The selected unaudited pro forma condensed combined financial data for the six months ended June 30, 2018 will be filed pursuant to an amendment to this Current Report on Form 8-K no later than 71 days following the date that this report is required to be filed.

(d) Exhibits.

Exhibit No.	Description

2.1	Agreement and Plan of Merger by and among Eldorado Resorts, Inc., Delta Merger Sub, Inc. GLP Capital, L.P. and Tropicana Entertainment Inc., dated as of April 15, 2018 (incorporated by reference to the Company’s Current Report on Form 8-K, filed April 16, 2018). *

4.1	Loan Agreement, dated as of October 1, 2018, by and among Eldorado Resorts, Inc. and GLP Capital, L.P.

4.2	Supplemental Indenture, dated as of October 1, 2018, by and among Eldorado Resorts, Inc., the guarantors party thereto and U.S. Bank National Association, as Trustee, under the 2026 Notes Indenture.

4.3	Seventh Supplemental Indenture, dated as of October 1, 2018, by and among Eldorado Resorts, Inc., the guarantors party thereto and U.S. Bank National Association, as Trustee, under the 2023 Notes Indenture.

4.4	Fourth Supplemental Indenture, dated as of October 1, 2018, by and among Eldorado Resorts, Inc., the guarantors party thereto and U.S. Bank National Association, as Trustee, under the 2025 Notes Indenture.

10.1	Master Lease by and among Eldorado Resorts, Inc. and GLP Capital, L.P., dated as of October 1, 2018.

10.2	Amendment Agreement No. 3, dated October 1, 2018, by and between Eldorado Resorts, Inc. and JPMorgan Chase, N.A., as administrative agent in connection with the Credit Agreement, dated as of April 17, 2017.

10.3	Amendment No. 1 to Amended and Restated Employment Agreement, dated September 28, 2018, by and between Thomas Reeg and Eldorado Resorts, Inc.

10.4	Amendment No. 1 to Amended and Restated Employment Agreement, dated September 28, 2018, by and between Gary Carano and Eldorado Resorts, Inc.

10.5	Amendment No. 1 to Amended and Restated Employment Agreement, dated September 29, 2018, by and between Anthony Carano and Eldorado Resorts, Inc.

99.1	Press Release dated October 1, 2018.

* The Company has omitted schedules and similar attachments to the subject agreement pursuant to Item 601(b) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules or similar attachments upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules or attachments so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELDORADO RESORTS, INC.

Date: October 1, 2018	By:	/s/ Edmund L. Quatmann, Jr.
Name: Edmund L. Quatmann, Jr. Title: Executive Vice President, Chief Legal Officer and Secretary